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                                   EXHIBIT 6
                                   ---------

                 ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT



        KNOW ALL MEN BY THESE PRESENTS, that as of the Effective Date, as hereinafter defined, Hotels of Distinction, Inc., a Florida corporation (hereinafter called "Assignor"), for valuable consideration paid to it by the hereinafter named Assignee, receipt of which is hereby acknowledged, hereby assigns and transfers to Alan Tremain (hereinafter referred to as "Assignee"), all of Assignor's right, title and interest in, to and by virtue of that certain Lease Agreement dated April 17, 1992, by and between Dean Vegosen, Trustee, as Lessor (the "Lessor") and Assignor as Lessee (the "Lease"), which Lease has been amended pursuant to that certain Amendment to Lease Agreement dated April 8, 1997, by and between Lessor and Assignor (the "Lease Amendment"). A true and correct copy of the Lease and Lease Amendment is attached hereto as Exhibits "A-1" through "A-17" and incorporated herein by reference.

        TO HAVE AND TO HOLD the same unto Assignee from the Effective Date for the remainder of the term of the Lease, together with such rights as Assignor may have therein, subject to all of the terms, conditions, rents and covenants therein contained.

        By joining herein, Assignee accepts assignment of the Lease and assumes the obligations accruing on or after the Effective Date imposed by the Lease upon the Lessee therein and imposed by this Assignment upon Assignee, and Assignee further covenants and agrees to make all payments and to keep and perform all conditions and covenants of the Lease and this Assignment to be kept and performed by the Lessee therein and Assignee herein accruing on or after the Effective Date.

        Assignee expressly acknowledges that the Lease requires that Lessor consent to any assignment and that such consent has not been obtained prior to the execution of this Assignment and Assumption of Lease Agreement. Assignee agrees that this assignment is binding between Assignor and Assignee irrespective of the fact that Lessor failed to consent. Assignee shall have the right to send a notice of termination letter to Lessor terminating the Lease at the expiration of the term, being April 30, 1999, and intends to so notify Lessor immediately following the execution hereof.

        Assignee hereby agrees to indemnify and hold Assignor harmless of and from any and all claims, liabilities, obligations, costs and expenses of any nature whatsoever, including, without limitation, reasonable attorneys' fees, arising out of (i) any default on the part of Assignee under the Lease from and after the Effective Date; (ii) the use and occupancy of the premises which are the subject of the Lease from and after the Effective Date; (iii) all rentals and other monetary charges under the Lease from and after the Effective Date;
(iv) any claims, damages, or other remedies sought or invoked by Lessor as a result of the failure of either Assignor or Assignee to obtain Lessor's consent to this assignment; and (v) any claims for damages or expenses incurred by Assignee as a result of Assignor's termination of the Lease.
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        Executed and effective June 26, 1998, in two original counterparts, each of which shall be deemed an original.



                                        ASSIGNOR:

                                        HOTELS OF DISTINCTION, INC.
                                        a Florida corporation



                                        By: /s/ Robert H. McLean
                                           ------------------------------
                                           Robert H. McLean, President



                                        ASSIGNEE:


                                           /s/ Alan Tremain
                                        ---------------------------------
                                        ALAN TREMAIN